UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sixth Amendment to the Second Amended and Restated Credit Agreement

On January 26, 2007, Cadmus Communications Corporation (the “Company”), certain subsidiary guarantors, Wachovia Bank, National Association, Bank of America, N.A., BNP Paribas and The Royal Bank of Scotland PLC entered into a Sixth Amendment to the Second Amended and Restated Credit Agreement effective as of December 31, 2006 (the “Sixth Amendment”). The Sixth Amendment added and modified certain definitions and modified certain covenants and other terms contained in the Second Amended and Restated Credit Agreement dated as of January 28, 2004 (the “Credit Agreement”).

Among other changes, the Sixth Amendment:

•	amends the definition of Consolidated Net Income to exclude from Consolidated Net Income one-time charges incurred by the Company in fiscal years 2007 and 2008, not to exceed $3,000,000 in the aggregate, in connection with the Agreement of Merger, dated as of December 26, 2006, among the Company, Cenveo, Inc. and Mouse Acquisition Corp. (the “Merger”),

•	authorizes a wholly-owned subsidiary of the Company to acquire two printing facilities, purchase certain related equipment and inventory and make certain other payments for an aggregate purchase price of not more than $10,000,000 and enter into a five-year contract to provide printing and fulfillment services to the seller (the “Acquisition”), and modifies the definition of Applicable Margin used to set interest rates under the Credit Agreement to be effective upon the closing of the Acquisition,

•	amends the maximum total leverage ratio the Company is required to maintain under the Credit Agreement in order to permit the Company’s anticipated increased total leverage ratio as of December 31, 2006, and during the remainder of the term of the Credit Agreement,

•	amends the maximum senior leverage ratio the Company is required to maintain under the Credit Agreement in order to permit the Company’s anticipated increased senior leverage ratio as of December 31, 2006, and during the remainder of the term of the Credit Agreement, and

•	provides for a fee to be payable to each lender which executed the Sixth Amendment if the revolving credit commitments under the Credit Agreement have not been reduced to zero by June 30, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: February 1, 2007